Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NASDAQ, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Equity	Preferred Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Equity	Depositary Shares	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Debt	Debt Securities	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other(3)	Warrants(3)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other(4)	Subscription Rights(4)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other(5)	Purchase Contracts(5)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

	Other(6)	Purchase Units(6)	Rule 456(b) and Rule 457(r)(1)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							(1)

(1)

The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(2)

An unspecified aggregate initial offering price and number of securities of each identified class is being registered and may from time to time be offered at unspecified prices. The securities registered also include such unspecified amounts and numbers of common stock, preferred stock, depositary shares and debt securities as may be issued upon conversion of or exchange for preferred stock, depositary shares, debt securities, warrants or subscription rights or settlement of any purchase contracts or purchase units that provide for conversion or exchange or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for securities that are issuable on exercise, redemption, conversion, exchange or settlement of other securities or that are issued in units.

(3)	Representing warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities described in this prospectus.
(4)	Representing subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities described in this prospectus.
(5)	Representing purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities described in this prospectus.
(6)

Representing purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.